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                                                                  EXHIBIT 99.1

[IBIS LOGO]


NEWS RELEASE

COMPANY CONTACT:                            AGENCY CONTACT:

Debra L. Nelson                             Bill Monigle
Chief Financial Officer                     IR/PR Counsel
Ibis Technology Corporation                 For Ibis Technology
Phone: (978) 777-4247                       Phone: (603) 424-1184


         IBIS TECHNOLOGY EXPECTS FOURTH-QUARTER OPERATING RESULTS TO BE
                       IN LINE WITH MOST RECENT GUIDANCE

DANVERS, Mass., Jan. 14, 2002--Ibis Technology Corporation (Nasdaq: IBIS), the leading provider of SIMOX-SOI implantation equipment and SIMOX-SOI wafers to the worldwide semiconductor industry, today announced that it expects fourth-quarter 2001 operating results to be in line with the guidance provided during a webcast conference call the company hosted on October 24, 2001, when it stated that fourth-quarter results were expected to be in line with third-quarter results. Specifically, revenue for the fourth quarter, ending December 31, 2001, is expected to be in the range of $1.4 million to $1.6 million, compared to $1.4 million in the third quarter of 2001. Net loss per share is expected to be between ($0.40) and ($0.44), compared to a net loss of ($0.29) per share in the previous quarter, which included a one-time other income item of $1.4 million, or $0.17 per share.

Martin J. Reid, president and chief executive officer of Ibis Technology said, "The fourth quarter developed much like we thought it would. We are encouraged by the increased interest in SIMOX-SOI on the part of our customers, and with the progress we have made on our key initiatives, including the Ibis 2000 implanter and Advantox(R) MLD wafer qualification. As we reported in a press release on January 3, 2002, we have successfully performed the first implants using the Ibis 2000 implanter. The internal qualification of the system is progressing nicely and there have been no major surprises. We will start internal material qualification over the next couple of weeks for multiple SIMOX products."

"In terms of Advantox MLD material qualification at the customer level, we are very pleased to say that initial lots have been processed successfully through the entire fabrication process of a very complex microprocessor at one of our major customers," said Reid. "We believe that we will be fully qualified by this customer in the first quarter and are currently sampling MLD


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wafers to several other customers. Based on this information, we believe that we will start to see a modest increase in wafer sales in the second quarter, with a continued ramp throughout the year."

Ibis expects to announce its fourth-quarter results in a press release and conference call on February 20, 2002.

ABOUT IBIS TECHNOLOGY
Ibis Technology Corporation is the leading provider of SIMOX-SOI
(Separation-by-IMplantation-of-OXygen Silicon-On-Insulator) wafers and equipment for the worldwide semiconductor industry. The company is headquartered in Danvers, Massachusetts and maintains an office in Aptos, California. Ibis Technology is traded on the Nasdaq National Market under the symbol IBIS. Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis' World Wide Web site at www.ibis.com.

"SAFE HARBOR" STATEMENT: This release may contain forward-looking statements that are subject to certain risks and uncertainties including statements regarding references to expected operating results for the fourth quarter of 2001, the results and schedule of the material qualification of SIMOX products processed through the Ibis 2000, the expectation that the Company's MLD product will be fully qualified by a major customer in the first quarter and the anticipated increase in wafer sales in 2002. Such statements are based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements, including, but not limited to, product demand and market acceptance risks, general economic conditions, the impact of competitive products, technologies and pricing, the impact of rapidly changing technology, equipment capacity and supply constraints or difficulties, limitations on the ability to protect the Company's patents and proprietary technology, the Company's limited history with regard to sales of implanters, the cyclical nature of the semiconductor industry, and other risks described in the Company's Securities and Exchange Commission filings. All information set forth in this press release is as of January 14, 2002, and Ibis undertakes no duty to update this information unless required by law.

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Note: Ibis is a trademark and Advantox is a registered trademark of Ibis
Technology Corporation. All other trademarks are the property of their respective owners.